Exhibit 16.1

December 21, 2020

Office of the Chief Accountant

Securities and Exchange Commission

100 F Street, NE

Washington, D.C. 20549

Ladies and Gentlemen:

We have read the statements of Skillz Inc. (formally known as Flying Eagle Acquisition Corp.) included under Item 4.01 of its Form 8-K dated December 21, 2020. We agree with the statements concerning our Firm under Item 4.01, in which we were informed of our dismissal on December 16, 2020. We are not in a position to agree or disagree with other statements contained therein.

Very truly yours,

/s/ WithumSmith+Brown, PC

New York, New York